Exhibit 10.2
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (the “Agreement”) is being entered into by and between Local.com Corporation (“Employer” or the “Company”) and Brenda Agius (“Employee”) (collectively the “Parties”) as of the date of Employee’s execution of this Agreement (the “Date of this Agreement”).
     WHEREAS, the Parties previously entered into that certain Amended and Restated Employment Agreement (the “Employment Agreement”) dated April 26, 2010;
     WHEREAS, Employer is now providing notice to Employee that Employer is terminating the employment of Employee without Cause pursuant to Section 5.2(b) of the Employment Agreement; and
     WHEREAS, Employee is entitled to receive a portion of her salary and other benefits pursuant to Section 5.2(c) of the Employment Agreement, provided Employee signs this Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:
     1. Acknowledgment. Employee hereby acknowledges receipt of this Agreement on October 18, 2010 (the “Acknowledgment Date”). Employee hereby acknowledges that Employer is terminating the employment of Employee without Cause pursuant to Section 5.2(b) of the Employment Agreement effective as of the Acknowledgement Date. Employee understands that should she agree to this release, she would give up any right or claim to compensation or benefits of employment with the Company beyond the Acknowledgement Date, except as set forth in this Agreement, including without limitation Section 12 hereof. On the Acknowledgment Date, Employee will be paid all unpaid, earned wages, including without limitation, any accrued, unused vacation pay, as well as any unpaid, reimbursable expenses.
     2. Compensation to Employee for General Release. Provided that Employee delivers a signed copy of this Agreement to the Company within twenty-one (21) days after her receipt of this Agreement, and does not revoke this Agreement within seven (7) days after she signs it, the Company will pay to Employee, pursuant to Section 5.2(c) of the Employment Agreement, an amount equal to $268,000.00, which represents the Employee’s current Annual Salary, which amount shall be payable over one (1) year in accordance with the Employer’s standard payroll practices or, at the option of the Company, in a lump sum (the “Salary Payment”) and if Employee elects to continue her health care insurance coverage under COBRA, the Company will pay Employee’s health insurance premium for Employee and any covered dependants for the first twelve (12) months following the Acknowledgment Date (the “Benefit Continuation”), as such premiums are incurred by Employee. Employee shall also receive $118,938, which represents Employee’s bonus earned over the previous four quarters of the Term immediately prior to this Agreement, the first fifty percent (50%) of which amount shall be payable on or before December 30, 2010 and the other fifty percent (50%) shall be payable on or before July 1, 2011(the “Bonus Payment” and together with the Salary Payment, the “Payment”). Employee shall also have the right to immediately exercise any or all stock options which are vested as provided in section 5.2(c)(v) in the Employment Agreement for a period of up to twelve (12) months after the Acknowledgement Date subject to her delivery of a signed copy of this Agreement (the “Stock Options”). Additionally, the Company agrees that in any transaction constituting a “Change of Control” (as defined in the Employment Agreement), Employee will be included in any continuing “tail” coverage with respect to director and officer insurance policies that may be purchased for or provided to the current directors and officers of the Company at the time of any such Change of Control, as if Employee were still employed by the Company.
     3. Cooperation. Employee will make herself available at reasonable times upon reasonable request of the Company to the extent reasonably needed by the Company to complete documentation or provide information relating to the period during which Employee was employed by the Company.
     4. Release by Employee.
          a. General Release by Employee. In exchange for the Payment, the Benefit Continuation, the Stock Options and the other consideration set forth in this Agreement, Employee does hereby release and forever discharge the “Company Releasees” herein, consisting of Employer, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Employee Claims”), that Employee now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the Date of this Agreement. The Employee Claims released hereunder include, without limitation, any alleged breach of any express or implied employment agreement; any alleged torts or other alleged legal restrictions relating to the Employee’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq, as well as all Florida and Connecticut state laws of a similar nature. This release shall not apply to the Company’s obligations hereunder, to any vested retirement plan benefits, Employee’s rights under Labor Code Section 2802 with respect to claims asserted against her, or her rights as a stockholder of the Company.

          b. Unknown Claims.
          Employee acknowledges that Employee are familiar with the provisions of California civil code section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.”
Employee being aware of said code section, hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.
          c. Older Worker’s Benefit Protection Act.
     Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which she has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:
     (1) This Section, and this Agreement are written in a manner calculated to be understood by him.
     (2) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the Date of this Agreement.
     (3) This Agreement provides for consideration in addition to anything of value to which she is already entitled.
     (4) Employee has been advised to consult an attorney before signing this Agreement.
     (5) Employee has been granted twenty-one (21) days after she is presented with this Agreement to decide whether or not to sign this Agreement. If she executes this Agreement prior to the expiration of such period, she does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
     (6) Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and she will not receive the Payment or the Benefit Continuation.

     If she wishes to revoke this agreement, Employee shall deliver written notice stating her intent to revoke this Agreement to Scott Reinke, General Counsel at the offices of Employer on or before 5:00 p.m. on the seventh (7th) day after the Date of this Agreement.
          d. No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Employee Claim that the Employee may have against the Company Releasees, or any of them. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Employee.
          e. No Actions. Employee represents and warrants that she is not presently aware of any injury for which she may be eligible for workers’ compensation benefits. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Employee Claims released hereunder or in any manner asserts against the Company Releasees any of the Employee Claims released hereunder, then Employee will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Employee Claim. Provided, however, that Employee shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.
     5. Non-Disparagement/Litigation Assistance. Employee agrees to refrain from any disparagement, defamation, or slander of the Company, its subsidiaries, employees, investors, officers, directors, shareholders, agents, or partners, and Employee agrees to refrain from any tortious or wrongful interference with Company’s contracts and relationships. Employer agrees to refrain from any disparagement, defamation, or slander of Employee. Employee agrees not to assist in the prosecution of litigation against Company, its officers, directors, or employees, except as compelled by legal process, and Employee further agrees not to commence, maintain, prosecute or participate in (except as may be required by law, pursuant to court order, or in response to a valid subpoena) any action, charge, complaint, or proceeding of any kind (on her own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against Company, its officers, directors, or employees, with respect to any act, omission, transaction or occurrence arising out of employment or this Agreement. This provision will not apply to conduct as to which this provision would be unlawful.
     6. No Admission. The Parties further understand and agree that neither the payment of money nor the execution of this release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

     7. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other Sections (or portions thereof) shall remain fully valid and enforceable.
     8. Confidentiality. The terms of this Agreement are intended to be kept confidential by the parties. Employer would not enter into this Agreement but for Employee’s promise to maintain the confidentiality of the terms of and existence of this Agreement. Employee may not disclose the terms of this Agreement to any person, except that Employee may disclose the terms of this Agreement as may be required by law or to her immediate family, attorneys, tax and financial advisors, provided that such individuals agree to be bound by the confidentiality provisions of this Agreement. Company will be required to disclose the terms of this Agreement, including a copy of this agreement, with the Securities and Exchange Commission on Form 8-K.
     9. Arbitration. Company and Employee shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration before a single, mutually acceptable arbitrator under the rules of the Judicial Arbitration and Mediation Service in Orange County, California and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and the Employee regarding any provision of this Agreement, the prevailing party, as determined by the Arbitrator, shall be entitled to an award of all legal fees, costs, and expenses reasonably incurred in connection with such contest or dispute.
     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California without regard to conflicts of laws principles.
     11. Withholding. All compensation or benefits payable to Employee pursuant to the terms of this Agreement shall be subject to deduction of all required federal and state withholding taxes and any other employment taxes the Company may be required to collect or withhold.
     12. Entire Agreement, No Oral Modification. This Agreement represents the sole and entire agreement among the Parties and supersedes all prior agreements, negotiations, and discussions between the Parties hereto and/or their respective counsel, excluding any agreements concerning confidentiality, trade secret information, or assignment of intellectual property rights. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically references the Employment Agreement, as modified by this Agreement; and state the intent of the Parties to amend or supersede the Employment Agreement, as modified by this Agreement. Except as expressly modified by the terms of this Agreement, any and all outstanding stock options granted to Employee by the Company shall remain subject to the terms and conditions of the relevant stock option agreements evidencing such options and the relevant plan under which such options were granted (in each case, either the Company’s 1999 Equity Incentive Plan, 2000 Equity Incentive Plan, 2004 Equity Incentive Plan, 2005 Equity Incentive Plan, 2007 Equity

Incentive Plan or 2008 Equity Incentive Plan). Notwithstanding anything to the contrary set forth in this Agreement, the rights and obligations of the Parties set forth in the Employment Agreement that, by their terms, should survive the termination of the Employment Agreement beyond the termination of Employee’s employment hereby shall continue in full force and effect, including without limitation (i) Section 3.3 with respect to the vesting of additional options in certain “Change of Control” circumstances, (ii) Section 3.6, (iii) Section 5.2(c)(v) with respect to the vesting of additional options in certain “Change of Control” circumstances, (iv) Section 6.1, (v) Section 6.2, (vi) Section 6.5, and (vii) Section 7, excluding subsection 7.12. In the event of the death of Employee prior to the fulfillment of all of Company’s obligations hereunder, all rights of Employee in this Agreement shall be transferrable to Employee’s heirs.

Local.com Corporation
Date: October 18, 2010	By:	/s/ Heath Clarke
	Title:	CEO

Employee
Date: October 18, 2010	/s/ Brenda Agius
Brenda Agius